Execution Version

ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER TO
CREDIT AGREEMENT
dated as of
June 4, 2015
among
PETROQUEST ENERGY, INC.,
as Parent,
PETROQUEST ENERGY, L.L.C.,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
and
The Lenders Party Hereto
____________________________
J.P. MORGAN SECURITIES LLC,
as Lead Arranger

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ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER TO CREDIT AGREEMENT

THIS ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER TO CREDIT AGREEMENT (this “Eleventh Amendment”) dated as of June 4, 2015, is among PETROQUEST ENERGY, INC., a Delaware corporation, as the Parent, PETROQUEST ENERGY, L.L.C., a Louisiana limited liability company, as the Borrower, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the Lenders party hereto.
R E C I T A L S
WHEREAS, the Parent, the Borrower, Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of October 2, 2008, as amended by that certain First Amendment to Credit Agreement dated as of March 24, 2009, that certain Second Amendment to Credit Agreement dated as of September 30, 2009, that certain Third Amendment to Credit Agreement dated as of August 5, 2010, that certain Fourth Amendment to Credit Agreement dated as of October 3, 2011, that certain Fifth Amendment to Credit Agreement dated as of March 29, 2013, that certain Sixth Amendment to Credit Agreement dated as of June 19, 2013, that certain Seventh Amendment to Credit Agreement dated as of March 31, 2014, that certain Eighth Amendment to Credit Agreement dated as of September 29, 2014, that certain Ninth Amendment to Credit Agreement dated as of February 26, 2015 and that certain Tenth Amendment to Credit Agreement dated as of March 27, 2015 (as otherwise amended, restated, supplemented or modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans to and extensions of credit for the account of the Borrower;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement as more particularly set forth herein, including, without limitation, to (a) extend the Maturity Date, (b) modify certain financial covenants and (c) permit the Borrower to incur second lien secured indebtedness;
WHEREAS, the Borrower has advised the Administrative Agent that it intends to sell the Oil and Gas Properties located in Coal, Grant, Haskell, Hughes, Latimer, McIntosh and Pittsburg Counties, Oklahoma set forth on Annex A attached hereto (the “Woodford Assets” and, such sale, the “Woodford Asset Sale”);
WHEREAS, the Borrower has advised the Administrative Agent that, in addition to the Woodford Assets, it intends to sell or dispose of, from time to time, all or substantially all of its other Properties owned as of the Eleventh Amendment Effective Date located in the State of Oklahoma (the “Oklahoma Properties”);
WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that (a) after giving effect to the Woodford Asset Sale, the aggregate notional volumes of all Swap Agreements (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) of the Borrower and its Subsidiaries in respect of natural gas will exceed the limitation set forth in Section 9.18(b) of the Credit Agreement and (b) the fair market value of the aggregate notional volumes of natural gas in amounts equal to reasonably anticipated production from proved,

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developed, producing Woodford Assets (such notional volumes, the “Woodford Swap Agreements”), when aggregated with all other Oil and Gas Properties disposed of (including the Woodford Assets sold pursuant to the Woodford Asset Sale), and Swap Agreements terminated or monetized since the most recent Scheduled Redetermination Date, is in excess of 5% of the Borrowing Base and would result in a mandatory reduction of the Borrowing Base pursuant to Section 9.12(d)(ii) of the Credit Agreement;
WHEREAS, the Borrower has requested that the Lenders consent to (a) the Woodford Asset Sale and (b) the release by the Administrative Agent of the Liens on and security interests (i) in the Woodford Assets, (ii) all other Oil and Gas Properties of the Borrower or any of its Subsidiaries located in the counties in which the Woodford Assets are located and (iii) the Oklahoma Properties; and
WHEREAS, the Borrower has requested that the Lenders (a) waive any violation of Section 9.18(b) of the Credit Agreement solely to the extent that the aggregate notional volumes of all Swap Agreements (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) of the Borrower and its Subsidiaries in respect of natural gas exceed the limitation set forth in Section 9.18(b) of the Credit Agreement as a result of the Woodford Swap Agreements and (b) consent to the sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal of the Woodford Swap Agreements without an automatic reduction of the Borrowing Base on or before June 30, 2015.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Each capitalized term used herein (including, without limitation, in the preamble and recitals) but not otherwise defined herein has the meaning given such term in the Credit Agreement, including, to the extent the context so requires, after giving effect to the amendments to the Credit Agreement contained in this Eleventh Amendment. Unless otherwise indicated, all article and section references in this Eleventh Amendment refer to articles and sections of the Credit Agreement.
Section 2.    Amendments to Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Eleventh Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Credit Agreement is hereby amended effective as of the Eleventh Amendment Effective Date (as defined below) in the manner provided in this Section 2.
2.1    Amendments to Section 1.02.
(a)    The following definitions are hereby amended and restated in their entirety to read in full as follows:
“Agreement” means this Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth

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Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment and the Eleventh Amendment as the same may from time to time be further amended, modified, supplemented or restated.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Applicable Margin” means, for any day, with respect to any Loan or with respect to the Commitment Fee Rate, the applicable rate per annum set forth in the Total Commitments Utilization Grid below based on the Total Commitments Utilization Percentage then in effect on such day:

Borrowing Base Utilization Percentage	< 25%	≥ 25% < 50%	≥ 50% < 75%	≥ 75% < 90%	≥ 90%
Eurodollar Loans	1.750%	2.000%	2.250%	2.500%	2.750%
ABR Loans	.750%	1.000%	1.250%	1.500%	1.750%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	0.500%

Each change in the Applicable Margin and the Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Total Commitments Utilization Percentage and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and “Commitment Fee Rate” each shall mean the rate per annum set forth on the grid when the Total Commitments Utilization Percentage is at its highest level until such time as such Reserve Report is delivered, at which time the “Applicable Margin” and “Commitment Fee Rate” each shall revert to the applicable rate per annum set forth in the Total Commitments Utilization Grid above.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any

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obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03, (d) Taxes attributable to such Recipient's failure to comply with Section 5.03(f) and (g) or (e) any U.S. Federal withholding Taxes imposed under FATCA.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.03 in the event that the Administrative Agent shall reasonably conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this

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Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Adjusted LIBOR Rate for such Interest Period.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, any Intercreditor Agreement and the Security Instruments.
“Maturity Date” means the earlier of (a) June 4, 2020 and (b) February 19, 2017 if any portion of the Senior Notes remains outstanding as of such date which has not been refinanced with (i) Permitted Refinancing Debt with a maturity date which is no earlier than one hundred eighty (180) days after the date in clause (a) of this definition of “Maturity Date” or (ii) Permitted Second Lien Debt.
“Senior Notes” means (a) the Parent’s Senior Notes due 2017 and (b) the Parent’s $200,000,000 10% Senior Notes issued under the indenture and supplemental indenture described in clause (b) of the definition of “Senior Indenture”, in each case, as guaranteed by the Borrower and TDC Energy LLC.
“Senior Notes due 2017” means the Parent’s $150,000,000 10% Senior Notes issued under the indenture and supplemental indenture described in clause (a) of the definition of “Senior Indenture”, in each case, as guaranteed by the Borrower and TDC Energy LLC.
(b)    The following definitions are added where alphabetically appropriate:
“Anti-Corruption Laws” means all laws, rules, and regulations of the United States of America that are applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.
“Eleventh Amendment” means the Eleventh Amendment, Limited Consent and Waiver to Credit Agreement dated as of June 4, 2015 among the Parent, the Borrower, the Administrative Agent, and the Lenders party thereto.
“Eleventh Amendment Effective Date” means June 4, 2015.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

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“Intercreditor Agreement” means any intercreditor and subordination agreement entered into among the Borrower, each Guarantor, the Administrative Agent and the applicable lender or administrative agent with respect to the Permitted Second Lien Debt, which agreement shall be in form and substance satisfactory to the Administrative Agent in its sole discretion, as the same may be amended, modified, supplemented or restated from time to time.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBO Screen Rate” has the meaning assigned such term in the definition in “LIBO Rate”.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Participant Register” has the meaning set forth in Section 12.04(c)(i).
“Permitted Second Lien Debt” means Debt incurred by the Borrower pursuant to one or more advances; provided that such Debt shall: (a) be in an aggregate principal amount not to exceed $350,000,000.00, of which no more than $50,000,000 may be used by the Borrower for purposes other than the Redemption of the Senior Notes substantially concurrently with the incurrence of such Permitted Second Lien Debt; (b) not provide for any scheduled payment of principal (subject to other payments permitted by the Intercreditor Agreement), scheduled mandatory Redemption or scheduled sinking fund payment before the date that is 180 days following the date in clause (a) of the definition of “Maturity Date”, (c) be secured solely by junior Liens on Mortgaged Property which Liens do not have priority over the Liens in favor of the Administrative Agent securing the Indebtedness; (d) be evidenced and governed by definitive documentation containing customary market terms and conditions and otherwise satisfactory to the Administrative Agent in its sole discretion (provided, that the term sheet for any proposed Permitted Second Lien Debt transaction shall be submitted to the Administrative Agent for its approval in its sole discretion and the definitive documentation of such Permitted Second Lien Debt transaction shall be deemed acceptable to the Administrative Agent if the terms of such definitive documentation reflect the terms and conditions set forth in the approved term sheet and contain customary market terms and conditions and otherwise are satisfactory to the Administrative Agent in its sole discretion); and (e) at all times be subject to an Intercreditor Agreement.
“Permitted Second Lien Debt Documents” means each credit or other loan agreement or indenture governing Permitted Second Lien Debt, all guarantees thereof and all other

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agreements, documents or instruments executed and delivered by the Borrower, any Guarantor or any of the Borrower’s Subsidiaries in connection with, or pursuant to, the incurrence of Permitted Second Lien Debt.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of the Eleventh Amendment Effective Date, such countries include Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury or other relevant sanctions authority.
“Total Debt” means, at any date, all Debt of the Parent and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under ASC 815 and ASC 410 and (ii) accounts payable and other accrued liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

        “Woodford Asset Sale” has the meaning set forth in the Eleventh Amendment.

(c)    The definitions of “Interest Coverage Ratio”, “Interest Expense” and “Total Senior Secured Debt” are deleted in their entirety.
2.2    Amendment to Section 2.08 of the Credit Agreement. Section 2.08 of the Credit Agreement shall be amended to add the following clause (l) at the end thereof:
(l)    Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or if any Governmental Requirement relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter

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of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
2.3    Amendments to Article V of the Credit Agreement.
(a)    Section 5.03 of the Credit Agreement is hereby amended to restate subsection (e) in its entirety to read in full as follows:
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that none of the Borrower or any of the Borrower’s Subsidiaries has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Person to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(b)    Section 5.03 of the Credit Agreement is hereby amended by inserting a new clause (f), which shall read in full as follows:
(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the

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Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

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(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(c)    Section 5.03 of the Credit Agreement is hereby amended by inserting a new clause (g), which shall read in full as follows:
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.4    Amendment to Article VII of the Credit Agreement. Article VII of the Credit Agreement shall be amended by inserting a new Section 7.23, which shall read in full as follows:
Section 7.23     Anti-Corruption Laws and Sanctions. Borrower, each Guarantor and the Borrower’s Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, each Guarantor, and the Borrower’s Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, each Guarantor, and the Borrower’s Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, the respective directors, officers, employees and agents of the Borrower, each Guarantor and the Borrower’s Subsidiaries, are in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) Anti-Corruption Laws

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and (iii) the PATRIOT Act, in each case, in all material respects and have not violated any applicable Sanctions. None of (a) the Borrower or any Guarantor, any of Borrower’s Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, any Guarantor, or the Borrower’s Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established by this Agreement is a Sanctioned Person. No Borrowing or Letter of Credit, and no use of the proceeds thereof by the Borrower, any Guarantor, or any of the Borrower’s Subsidiaries, will violate Anti-Corruption Laws or applicable Sanctions.
2.5    Amendments to Article VIII of the Credit Agreement.
(a)    Section 8.01 of the Credit Agreement shall be amended by inserting a new clause (t), which shall read in full as follows:
(t)    Incurrence of Permitted Second Lien Debt. In the event the Borrower intends to incur Permitted Second Lien Debt, prior written notice of such intended incurrence, the amount thereof, and the anticipated date of closing, which notice shall include a copy of the term sheet or description of notes relating to such Permitted Second Lien Debt for the review and approval of the Administrative Agent and the Borrower will subsequently (but in any event reasonably prior to the execution thereof) furnish the material documents governing the Permitted Second Lien Debt to the Administrative Agent for approval.
(b)    Section 8.14 of the Credit Agreement shall be amended to add new clauses (d) and (e), which shall read in full as follows:
(d)    The Borrower agrees that it will, and will cause each of the Borrower’s Subsidiaries to, grant to the Administrative Agent, contemporaneously with the granting of a Lien on any Property to secure the Permitted Second Lien Debt, as security for the Indebtedness, a first priority, perfected Lien (subject only to Excepted Liens) on the same Property pursuant to Security Instruments in form and substance reasonably satisfactory to the Administrative Agent. In connection therewith, the Borrower shall and shall cause each of the Borrower’s Subsidiaries to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(e)    The Borrower will cause any Person guaranteeing Permitted Second Lien Debt to contemporaneously become a Guarantor hereunder in accordance with Section 8.14(b).
2.6    Amendment to Article IX of the Credit Agreement.
(a)    Amendment to Section 9.01.    Section 9.01 of the Credit Agreement is hereby amended to delete subsection (c) and restate subsections (a) and (b) in their entirety to read in full as follows:

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(a)    Leverage Ratio. The Parent will not, at any time, permit its ratio of Total Debt as of such time to EBITDAX for any period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 8.01(b) to be greater than (a) 4.0 to 1.0 as of the last day of the fiscal quarters ending June 30, 2015 through December 31, 2016 and (b) 3.5 to 1.0 as of the last day of any fiscal quarter ending thereafter; provided that, so long as the Senior Notes have not been redeemed, in whole or in part, prior to the end of any such fiscal quarter, for purposes of determining compliance with this Section 9.01(a) for each of the four consecutive fiscal quarter periods ending June 30, 2015, September 30, 2015 and December 31, 2015, “Total Debt” shall be reduced by the amount of unencumbered and unrestricted net cash proceeds actually received by the Borrower from the Woodford Asset Sale, such reduction not to exceed an aggregate amount of $130,000,000.

(b)    Current Ratio. The Parent will not permit its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410), as of the last day of any fiscal quarter, to be less than 1.0 to 1.0.

(b)    Amendment to Section 9.02. Section 9.02 of the Credit Agreement shall be amended by inserting new clause (l), which shall read in full as follows:
(l)     Permitted Second Lien Debt, guarantees thereof by any Guarantor, and any refinancing thereof permitted under the Intercreditor Agreement; so long as (i) no Default, Event of Default or Borrowing Base Deficiency exists or results from the incurrence of any such Debt (including any incremental advances made to the Borrower in respect of such Debt under any such credit or loan document or indenture related thereto) and (ii) after giving effect to such incurrence of Debt (including any such incremental advances), the Borrower is in pro forma compliance with Section 9.01.
(c)    Amendment to Section 9.03. Section 9.03 of the Credit Agreement shall be amended by inserting new clause (f), which shall read in full as follows:
(f)    Junior Liens on Mortgaged Property and any other Property securing Permitted Second Lien Debt, provided that such Liens (i) are subordinate to the Liens in favor of the Administrative Agent securing the Indebtedness and (ii) are at all times subject to an Intercreditor Agreement.
(d)    Amendment to Section 9.04(b). Section 9.04(b) of the Credit Agreement shall be amended to restate subsection (b) in its entirety to read in full as follows:
(b)    Redemption of Senior Notes and Bridge Loans; Amendment of Senior Indenture and Bridge Loan Facility. It will not, and will not permit any of its

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Subsidiaries to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes, the Bridge Loans, the Converted Term Loan, Senior Exchange Notes or any Permitted Refinancing Debt in respect thereof; provided that the Borrower and/or the Parent may (x) prepay the Senior Notes and/or the Bridge Loans, the Converted Term Loan and the Senior Exchange Notes with (A) the proceeds of any Permitted Refinancing Debt (or with the proceeds of Second Lien Permitted Debt) or (B) the net cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Parent and, in the case of Senior Notes, following the completion of a tender offer which is substantially concurrent with the incurrence of such Permitted Refinancing Debt, or (y) issue additional Equity Interests (other than Disqualified Capital Stock) of the Parent in exchange for all or a portion of the Senior Notes; or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Bridge Loan Facility, the Converted Term Loan, the Senior Exchange Notes or any Permitted Refinancing Debt or the Senior Indenture if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon.
(e)    Insertion of Sections 9.21, 9.22 and 9.23. Article IX of the Credit Agreement shall be amended by inserting new Sections 9.21, 9.22 and 9.23, which shall read in full as follows:
Section 9.21 Sanctions. None of the Borrower, any Guarantor or any of Borrower’s Subsidiaries shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a)(i) to knowingly fund any activities of or business with any Person, or (ii) for any purpose in any Designated Jurisdiction that, in each case, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, Issuing Bank, or otherwise) of Sanctions or Anti-Corruption Laws.

Section 9.22 Anti-Corruption Laws. None of the Borrower, any Guarantor or any of Borrower’s Subsidiaries shall fail to conduct its businesses in compliance with applicable Anti-Corruption Laws in all material respects.

Section 9.23    Repayment of Permitted Second Lien Debt; Amendment of Terms of Permitted Second Lien Debt Documents. The Borrower will not, and will not permit any of the Borrower’s Subsidiaries to, prior to the date that is 180 days after the date in clause (a) of the definition of “Maturity Date”: (a) call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem (whether in whole or in part), any Permitted Second Lien Debt; provided, that the Borrower may voluntarily

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Redeem Permitted Second Lien Debt (i) in connection with a refinancing thereof permitted under the Intercreditor Agreement, (ii) with cash proceeds of an offering of Equity Interests (other than Disqualified Capital Stock) of the Parent, (iii) with cash proceeds from a sale of any Property that does not contain proved reserves constituting a portion of the Borrowing Base or (iv) with the issuance of additional Equity Interests (other than Disqualified Capital Stock) of the Parent in exchange for all or a portion of the Senior Notes, so long as, in the case of the foregoing clauses (ii), (iii) and (iv), no Default or Borrowing Base Deficiency has occurred and is continuing both before and after giving effect to such Redemption and such Redemption occurs substantially contemporaneously with, and in any event within three (3) Business Days following, the receipt of proceeds or confirmation of exchange, as applicable, in respect of such Redemption or (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any of the terms of the Permitted Second Lien Debt Documents other than amendments or other modifications that are permitted under the Intercreditor Agreement.

2.7    Amendment to Article XI of the Credit Agreement. Article XI of the Credit Agreement shall be amended by inserting a new Section 11.12, which shall read in full as follows:
Section 11.12    Intercreditor Agreements. The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement with respect to any Permitted Second Lien Debt. Each Lender (by receiving the benefits under any such Intercreditor Agreement and of the collateral pledged pursuant to the Security Instruments) agrees that the terms of any such Intercreditor Agreement shall be binding on such Lender and its successors and assigns, as if it were a party thereto.
2.8    Amendment to Section 12.04(c)(i) of the Credit Agreement. Section 12.04(c)(i) of the Credit Agreement shall be amended by inserting the following clause at the end thereof:
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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2.9    Addition of Exhibits I-1 to I-4 to the Credit Agreement. The Credit Agreement shall be amended by inserting Exhibits I-1 to I-4 attached hereto as new Exhibits I-1 to I-4 to the Credit Agreement.
Section 3.    Borrowing Base

3.1    Redetermination of Borrowing Base. The Lenders party hereto hereby agree that for the period from and including the Eleventh Amendment Effective Date, but until the next Redetermination Date, the amount of the Borrowing Base shall be decreased to $70,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c), Section 8.16 and Section 9.12(d) of the Credit Agreement. The Lenders party hereto, the Borrower and the Parent agree that the redetermination provided for in this Section 3.1 shall constitute the Interim Redetermination of the Borrowing Base for July 1, 2015 pursuant to Section 3.2 of the Tenth Amendment.
3.2    Irrevocable Election of Interim Redetermination. The Borrower and the Administrative Agent, at the direction of the Lenders party hereto, hereby each irrevocably elect to cause the Borrowing Base to be redetermined on each of September 1, 2015 and December 1, 2015 (or, in either case, such date promptly thereafter as reasonably practicable), and such redeterminations provided for in this Section 3.2 shall each constitute an additional Interim Redetermination of the Borrowing Base for the purposes of the Credit Agreement, in addition to those permitted under Section 2.07(b) of the Credit Agreement.
3.3    Irrevocable Waiver of Scheduled Redetermination. The Borrower and the Lenders party hereto hereby agree to irrevocably waive the Schedule Redetermination of the Borrowing Base scheduled for September 30, 2015 and the accompanying delivery of the Reserve Report dated as of July 1, 2015 required to be delivered with respect thereto pursuant to Section 8.12(a) of the Credit Agreement (collectively, the “September 2015 Scheduled Redetermination”).
Section 4.    Limited Consents to Woodford Asset Sale and Woodford Swap Agreements. In reliance on the representations, warranties, covenants and agreements contained in this Eleventh Amendment, and subject to the terms and conditions precedent set forth in Section 5 hereof, Lenders hereby (a) consent to the Woodford Asset Sale and all sale and conveyance documentation related thereto and in support thereof, (b) authorize the release by the Administrative Agent of the Liens on and security interests in (i) the Woodford Assets, (ii) all other Oil and Gas Properties of the Borrower or any of its Subsidiaries located in the counties in which the Woodford Assets are located and (iii) the Oklahoma Properties, in each case, on the Eleventh Amendment Effective Date, and the Administrative Agent shall, at the Borrower’s expense, execute such documents and instruments necessary to evidence and reflect such releases; provided that, after giving effect to the Woodford Asset Sale, the release of the Oklahoma Properties and the other releases authorized by Section 4(b), the Borrower shall be in compliance with Section 8.14(a) of the Credit Agreement, (c) waive any violation of Section 9.18(b) of the Credit Agreement until June 30, 2015 solely to the extent that the aggregate notional volumes of all Swap Agreements (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) of the Borrower and its Subsidiaries in respect of natural gas exceed the limitation set forth in Section 9.18(b) of the Credit Agreement

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as a result of the Woodford Swap Agreements and (d) consent to the sale, assignment, monetization, transfer, cancellation, termination, unwinding or other disposal of the Woodford Swap Agreements without an automatic reduction of the Borrowing Base pursuant to Section 9.12(d)(ii) of the Credit Agreement; provided that the Borrower shall sell, assign, monetize, transfer, cancel, terminate, unwind or otherwise dispose of such Woodford Swap Agreements to the extent necessary to be in compliance with the limitations set forth in Section 9.18 of the Credit Agreement (without giving effect to the waiver set forth in Section 4(c) above) on or before June 30, 2015.
Section 5.    Conditions Precedent. The amendments to the Credit Agreement contained in Section 2 hereof and the provisions of Sections 3 and 4 hereof shall each be effective on the date (the “Eleventh Amendment Effective Date”) that each of the following conditions precedent is satisfied or waived in accordance with Section 12.02 of the Credit Agreement:
5.1    Counterparts. Administrative Agent shall have received from the Lenders, the Borrower and each Guarantor, counterparts (in such number as may be requested by the Administrative Agent) of this Eleventh Amendment signed on behalf of such Persons.
5.2    Fees and Expenses. The Borrower shall have paid to Administrative Agent any and all fees and expenses payable to Administrative Agent or the Lenders pursuant to or in connection with this Eleventh Amendment, including an amendment and extension fee payable to the Administrative Agent for the benefit of the Lenders in an amount equal to 40.0 basis points (0.40%) on each Lenders’ Applicable Percentage of the Borrowing Base in effect after giving effect to Section 3.1 hereof.
5.3    Security Instruments and Loan Documents. Administrative Agent shall have received amendments to any Loan Documents sufficient to evidence the extension of the Maturity Date and any other matters the Administrative Agent may reasonably require.
5.4    Opinions. The Administrative Agent shall have received opinions of counsel (including local counsel) to the Borrower favorably opining as to such matters as the Administrative Agent may reasonably request.
5.5    Woodford Asset Sale.
(a)    no Default or Borrowing Base Deficiency exists or will result from the Woodford Asset Sale;
(b)    100% of the consideration received in respect of the Woodford Asset Sale shall be cash; and
(c)    the consideration received in respect of the Woodford Asset Sale shall be equal to or greater than the fair market value of the Woodford Assets (as reasonably determined by the Borrower and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect).

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5.6    No Default/No Event of Default/No Borrowing Base Deficiency. No Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing.
5.7    Other Documents. Administrative Agent shall have received such other documents as Administrative Agent or counsel to Administrative Agent may reasonably request.
Administrative Agent is hereby authorized and directed to declare this Eleventh Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of Administrative Agent, compliance with the conditions set forth in this Section 5. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.
Section 6.    Miscellaneous.
6.1    Limited Consent and Waiver. The limited waiver granted in Section 3.3 hereof is limited solely to the September 2015 Scheduled Redetermination and the limited consents granted in Section 4 hereof are limited solely to the Woodford Asset Sale and the Woodford Swap Agreements, and nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of the Borrower, any Guarantor or any of the Borrower’s Subsidiaries which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document. Neither the Lenders nor Administrative Agent shall be obligated to grant any future waivers, consents or amendments with respect to any other provision of the Credit Agreement or any other Loan Document.
6.2    Confirmation. Any and all of the terms and provisions of the Credit Agreement and the other Loan Documents shall, except as modified hereby, remain in full force and effect following the effectiveness of this Eleventh Amendment. The waiver contemplated hereby shall not limit or impair any Liens securing the Indebtedness, each of which are hereby ratified, affirmed and extended to secure the Indebtedness after giving effect to this Eleventh Amendment.
6.3    Ratification and Affirmation; Representations and Warranties. Each of the Borrower and each Guarantor hereby (a) ratifies and affirms its respective obligations under, and acknowledges, renews and extends its respective continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and (b) represents and warrants to the Lenders that, as of the date hereof, after giving effect to the terms of this Eleventh Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default has occurred and is continuing and (iii) no Material Adverse Effect has occurred.
6.4    Loan Document. This Eleventh Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

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6.5    Counterparts. This Eleventh Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Eleventh Amendment by facsimile transmission or via .pdf shall be effective as delivery of a manually executed counterpart hereof.
6.6    NO ORAL AGREEMENT. THIS ELEVENTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO ADMINISTRATIVE AGENT CONSTITUTE THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS ELEVENTH AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
6.7    GOVERNING LAW. THIS ELEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
6.8    Payment of Expenses. The Borrower agrees to pay or reimburse Administrative Agent for all of its out-of-pocket costs and expenses incurred in connection with this Eleventh Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to Administrative Agent.
6.9    Severability. Any provision of this Eleventh Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.10    Successors and Assigns. This Eleventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES BEGIN NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be duly executed as of the date first written above.

BORROWER:    PETROQUEST ENERGY, L.L.C.
/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer
and Treasurer

PARENT:    PETROQUEST ENERGY, INC.
/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer
and Treasurer

GUARANTOR:    TDC ENERGY LLC
/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer
and Treasurer

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

ADMINISTRATIVE AGENT:    JPMORGAN CHASE BANK, N.A.

AND LENDER	individually, as a Lender, as Administrative Agent and as Issuing Bank

By: /s/ Jo Linda Papadakis
Jo Linda Papadakis
Authorized Officer

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

LENDER:                    WELLS FARGO BANK, N.A.

By: /s/ Brett Steele
Name: Brett Steele
Title: Vice President

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

LENDER:                    CAPITAL ONE, NATIONAL ASSOCIATION

By: /s/ Christopher Kuna
Name: Christopher Kuna
Title: Vice President

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

LENDER:    IBERIABANK
By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Executive Vice President

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

LENDER:                    BANK OF AMERICA, N.A.

By: /s/ Raza Jafferi
Name: Raza Jafferi
Title: Vice President

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

LENDER:                    THE BANK OF NOVA SCOTIA

By: /s/     Terry Donovan
Name: Terry Donovan
Title: Managing Director

[SIGNATURE PAGE TO PETROQUEST ELEVENTH AMENDMENT, LIMITED CONSENT AND WAIVER]

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